Exhibit 10.8.1

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

among

GRIID INFRASTRUCTURE LLC

as Borrower,

the Lenders from time to time party hereto,

and

Blockchain Access UK Limited

as Agent

Dated as of October 9, 2022

i

Section 12.33	Acknowledgement Regarding Any Supported QFCs	89
Section 12.34	Digital Currency Losses	90
Section 12.35	Acknowledgements	90

v

Schedules

Schedule 6.1	Jurisdictions; Tax ID Numbers and Organizational ID Numbers
Schedule 6.2	Locations of Collateral, Real Property and Processor Locations
Schedule 6.6	Consents and Authorizations
Schedule 6.7	Ownership; Subsidiaries
Schedule 6.16	Judgments; Litigation
Schedule 6.23	Intellectual Property
Schedule 6.29	Material Contracts
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Contingent Obligations
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.22	Affiliate Transactions

Exhibits

Exhibit A	Term Loan Note
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Compliance Certificate
Exhibit F-1	Assignment and Acceptance
Exhibit F-2	Form of Joinder
Exhibits G-1 to G-4	U.S. Tax Compliance Certificates

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, is entered into as of October 9, 2022, among (i) GRIID INFRASTRUCTURE LLC, (“Griid”), a Delaware limited liability company, Holdings (as defined below), and those additional Persons that are joined as a party hereto as borrowers by executing the form of Joinder attached hereto as Exhibit F-2 (Griid, together with such additional Persons, each, a “Borrower’’ and individually and collectively, jointly and severally, the “Borrowers’’), (ii) each of the lenders identified as a “Lender” on Annex I attached hereto (together with each of its respective successors and assigns, if any, each a “Lender” and, collectively, the “Lenders”), and (iii) Blockchain Access UK Limited (“BCUK”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent’’).

RECITALS

WHEREAS, certain of the Borrowers and BCUK are parties to that certain Third Amended and Restated Credit Agreement, dated as of November 19, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”); and

WHEREAS, Borrowers, BCUK, and the other parties hereto desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein, it being understood that no repayment of the Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement is being effected hereby, but merely an amended and restatement in accordance with the terms hereof;

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrowers, the Lenders, and Agent, each intending to be legally bound, hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC (including, without limitation, Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 20% or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each other Borrower, (ii) each Guarantor, (iii) James D. Kelly III; and (iv) all Subsidiaries.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent’s Payment Account” means an account designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrowers as the “Agent’s Payment Account’’.

“Agreement” means this Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq) and the Patriot Act.

“Applicable Rate” means 10.00% per annum.

“Approved Platform” means (i) Coinbase Prime (provided that any Digital Currency wallet accounts maintained by any Loan Party thereon (other than Excluded Accounts) are subject to a Control Agreement in favor of Agent (on behalf of the Secured Parties)), (ii) platforms operated by Blockchain, and (iii) such other platforms as may be expressly agreed to in writing by Blockchain from time to time in its reasonable discretion.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit F-1.

“Auditors” means a nationally recognized firm of independent public accountants selected by Borrowers and reasonably satisfactory to the Required Lenders (or Agent acting at the direction of the Required Lenders).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“BCUK” has the meaning specified in the recitals hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blockchain” means Blockchain.com Group Holdings, Inc., BCUK, Blockchain.com, Inc. and/or their Affiliates, as applicable.

“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP, provided that “Capitalized Lease Obligations” shall not include capitalized lease payments that would otherwise have been classified as operating expenses prior to the Borrower’s adoption of ASC 842 (regardless of when such lease was entered into).

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Interest Payment Commencement Date” shall mean (i) in the case that the SPAC Transaction is consummated, the date that is twelve (12) months after the date of the consummation of the SPAC Transaction, and (ii) in the case that the SPAC Transaction is not consummated, the date that the Merger Agreement is terminated.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” has the meaning specified in Section 12.4(a).

“Closing Date” means October 9, 2022.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and Proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Equipment” means the Digital Currency Miners purchased with loans provided by the Lenders under this Agreement or otherwise.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder.

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by the applicable Loan Party, Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Agent “control” over each of such Loan Party’s securities accounts or deposit accounts, as the case may be, maintained by a branch office or bank located within the U.S.; provide that such “control” shall only be required to be customary “springing control”.

“Controlled Accounts” has the meaning specified in Section 7.24.

“Copyright Security Agreement” means a copyright security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has Copyrights shall grant a specific security interest as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.23; (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Covered Party” has the meaning specified in Section 12.33.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Defaulting Lender” any Lender that (i) has failed to perform any funding obligations hereunder, including in respect of the making of Loans and such failure is not cured within three (3) Business Days; (ii) has notified Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by Agent or Borrowers, to confirm in a manner satisfactory to Agent or Borrowers that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or

(v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company. Any determination by Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender.

“Digital Currency” means Bitcoin (BTC).

“Digital Currency Miners” means Digital Currency mining hardware.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by Parent (and not, in either case, by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by Parent (and not, in either case, by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of Parent, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.

“Disqualified Institution” shall mean (i) any of the Persons identified by the Borrowers in writing to the Lenders that is an operating company directly engaged in substantially similar business operations as the Borrowers and their Subsidiaries (a “Competitor”) (including for the avoidance of doubt, any Person that is a controlled Subsidiary Affiliate of such Competitor that is readily identifiable as such by name or has been identified by the Borrowers in writing to the Lenders); provided that the Borrowers may update the list of Persons identified hereunder from time to time to include any other Person without retroactive effect, and (ii) any vulture or distressed debt fund.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a Disqualified Institution and a natural person.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party, is required at any relevant time to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Excluded Accounts” means (a) deposit accounts specially and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees, (b) accounts used specially and exclusively for withholding tax, trust, escrow, customer funds and other fiduciary purposes, (c) Other Permitted Accounts, and (d) Digital Currency wallet accounts holding less than 10 BTC in the aggregate for all such accounts, provided that any amounts on deposit in such Digital Currency wallet accounts are generated from or received by the Loan Parties from (i) proceeds of Indebtedness (other than the Obligations), or (ii) issuances of Equity Interests (and for the avoidance of doubt (x) Digital Currency Miners acquired from the proceeds of, or (y) Investments made with proceeds of, such Indebtedness or Equity Interests), in each case entered into and arising after the Closing Date.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary, (ii) any Immaterial Subsidiary, and (iii) any Subsidiary to the extent the Required Lenders and the Borrowers mutually and reasonably determine the cost and/or burden (including any adverse tax consequences) of making such Subsidiary a Loan Party outweighs the benefit to Agent and

Lenders.; provided that, no such Subsidiary shall at an time owns Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries, it being understood that, to the extent to the extent any such Subsidiary owns Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries it shall be deemed not to be an Excluded Subsidiary notwithstanding the preceding clauses (i) through (iii).

“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.10(g) and (iv) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Security Agreement” means the “Security Agreement” as defined in the Existing Credit Agreement.

“Existing Warrant” means that certain Class B Warrant No. 2020-01 issued by Griid on or about July 1, 2020, in favor of the BCUK in respect of ten (10) Class B Units of Griid, which warrant has been cancelled and replaced by the Supplemental Warrant.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 147l(b)(l) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Financial Statements” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, of the Loan Parties and their Subsidiaries on a consolidated basis for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts for the same year-to-date and month periods of the immediately preceding year.

“Foreign Lender” means (i) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary in this definition or in this Agreement, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capitalized Lease Obligations on the Closing Date will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“GEM Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of September 9, 2022, by and among Borrower, the SPAC, GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited, as may be amended or modified from time to time.

“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any supranational or other any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, or a supranational authority, including, without limitation, the European Union.

“Government Official” means any employee, official, representative, or other Person acting on behalf of any Governmental Authority or department, agency or instrumentality thereof, or of any public international organization, or any political party or official thereof, or candidate for political office, or a relative of any such individual.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty and Security Agreement” means that certain Second Amended and Restated Guaranty and Security Agreement dated of even date herewith, by each of the Loan Parties and Agent.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Highest Lawful Rate” has the meaning set forth in Section 12.10.

“Holdings” means Parent.

“Hosting Agreement” means that certain Amended and Restated Mining Services Agreement, dated as of October 9, 2022, by and between Griid and Blockchain Capital Solutions (US) Inc., a Delaware corporation.

“Hosting Obligations” means obligations of any Loan Party or any of its Subsidiaries pursuant to the Hosting Agreement.

“Immaterial Subsidiary” shall mean, as at any date of determination, any Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates less than 5% of the consolidated revenues of the Loan Parties and their Subsidiaries for the four (4) fiscal quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 7.11(a) or 7.11(c), as applicable, that has ended on or most recently prior to such date and (b) owns less than 5% of the consolidated total assets of the Loan Parties and their Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date; provided that (i) all Immaterial Subsidiaries shall not account for more than (a) 5% of the consolidated revenues of the Loan Parties and their Subsidiaries for the four (4) fiscal quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 7.11(a) or7.11(c), as applicable, that has ended on or most recently prior to such date or (b) 5% of the consolidated total assets of the Loan Parties and their Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date; (ii) for the purpose of calculating the applicable percentage of consolidated revenues of the Loan Parties and their Subsidiaries in this definition of “Immaterial Subsidiary”, any Subsidiary with consolidated revenues as of the end of the applicable four (4) fiscal quarter period of less than or equal to $0 shall be deemed to have revenues of $0.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than 90 days past due) and any earn-out or similar obligations, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent Director” means a director that is independent under the listing standards of The New York Stock Exchange.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or other similar officer for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, (vi) an involuntary proceeding is commenced against such Person under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code and, solely for the purposes of Section 10.1 hereof (and not any other provision hereof) any of the following events occur: (A) such Person consents to the institution of such proceeding against it, (B) the petition commencing the proceeding is not timely controverted, (C) the petition commencing the proceeding is not dismissed within sixty (60) days of the date of the filing thereof, (D) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (c) an order for relief shall have been issued or entered therein, (vii) the value of the assets of any Person is less than its liabilities (taking into account contingent and prospective liabilities), (viii) a moratorium is declared in respect of any indebtedness of any Person, or (ix) such Person, or a substantial portion of its property, assets or business, shall become the subject of a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration or reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise) or (B) the appointment of a receiver, trustee, custodian or liquidator, administrative receiver, administrator, compulsory manager or other similar officer and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided that the Lenders shall have no obligation to make any Loans during the pendency of any sixty (60) day period described in this definition. For the avoidance of doubt, an “Insolvency Event” includes an analogous procedure or step being taken in any jurisdiction with respect to that Person.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intel” means Intel Corporation.

“Intel Supply Agreement” means an agreement by and between Griid and Intel permitting Griid to purchase components of Digital Currency Miners from Intel initially worth, in the aggregate, approximately Sixty-Five Million Dollars ($65,000,000), as amended by that certain Amendment One to the Bonanza Mine Supply Agreement, entered into and effective as of September 9, 2022.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to all Loans, (i) prior to the Cash Interest Payment Commencement Date, the seventh day of each calendar quarter during any period in which such Loan is outstanding, and (ii) after the Cash Interest Payment Commencement Date: (x) if the SPAC Transaction has been consummated, the seventh day of each calendar quarter during any period in which such Loan is outstanding, and (y) if the SPAC Transaction has not been consummated, the seventh day of each calendar month during any period in which such Loan is outstanding, (b) with respect to any Loans that are prepaid, the date of such prepayment, and (c) with respect to all Loans, the Termination Date or such earlier date on which the Loans are accelerated.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“International Trade Laws” means any (i) Sanctions (ii) U.S. export control laws, including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs laws of other countries in which any Loan Party has conducted and/or currently conducts business.

“Investment” in any Person means, as of the date of determination, (i) any payment or contribution, or commitment to make a payment or contribution, in or to such Person including property contributed or committed to be contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution, or commitment to make a payment or contribution, for all or substantially all of the assets of such Person (or of any division or business line of such other Person), (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person, and (iv) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Joinder” means a joinder agreement substantially in the form of Exhibit F-2 to this Agreement.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all of the following, in each case incurred after the Closing Date (i) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent or the Lenders in connection with transactions under any of the Loan Documents, (iii) Agent’s and Lender’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) reasonable and documented fees and expenses of Agent and the Lenders related to any field examinations, appraisals, inspections or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) Agent’s and the Lenders’ reasonable and documented costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan

Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) Agent’s and the Lenders’ reasonable and documented out-of-pocket costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent) incurred in advising, structuring, preparing, drafting, negotiating, executing, reviewing, administering (including travel, meals, and lodging), or amending, enforcing, waiving, or modifying the Loan Documents and Agent’s and Lenders rights thereunder, and (x) Agent’s and each Lender’s reasonable and documented costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together) incurred in terminating, enforcing (including attorneys (limited to the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together), accountants, consultants, and other advisors fees and expenses incurred in connection with a ‘‘workout,” a ‘‘restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Supplemental Warrant, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding the Hosting Agreement), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders under this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor hereto.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities (including contingent liabilities), or financial condition of the Loan Parties and their Subsidiaries (taken as a whole), or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than, in the cases of clauses (ii)(B) and (iii), any material impairment caused by any action or inaction of Agent or the Lenders.

“Material Contract” means (i) the Intel Supply Agreement, (ii) the Hosting Agreement, and (iii) any other agreement or arrangement to which a Loan Party is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any Loan Party in an aggregate principal amount exceeding $5,000,000. For purposes of this definition, the ‘‘principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of November 29, 2021 made by and among the SPAC, Merger Sub and Parent, as may be amended or modified from time to time.

“Merger Sub” means ADEX Merger Sub, LLC, a Delaware limited liability company.

“Mined Currency” means the Digital Currency mined, generated or otherwise produced by Borrowers and their Subsidiaries using the Collateral Equipment.

“Mined Currency Account” means one or more Digital Currency wallet accounts maintained on an Approved Platform as identified in writing from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making an issuance of Equity Interests or a disposition, as well as property or casualty insurance proceeds and condemnation and similar awards received on account of an Event of Loss as and when received by the Person suffering an Event of Loss, net of direct fees, costs and expenses (including reasonable legal, accounting and advisory fees and disbursements) relating to such issuance, disposition or Event of Loss excluding amounts payable to a Borrower or any Affiliate of a Borrower.

“Notes” has the meaning specified in Section 2.1(c).

“Obligations” means and includes all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith including the Hosting Agreement, or (ii) Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired. The term “Obligations” includes all interest, charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes and/or the other Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event), in each case to the extent payable hereunder or under the Loan Documents. Notwithstanding the foregoing, the term “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 6.27(d).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Accounts” has the meaning specified in Section 7.24.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Owners” means the direct or indirect owners of the Equity Interests of Borrowers from time to time.

“Parent” means Griid Holdco, LLC, a Delaware limited liability company, which shall (a) own and control, directly or indirectly, 100% of the Equity Interests of Griid and (b) be a Guarantor hereunder and provide a first priority perfected security interest in all of its assets in support of the Obligations pursuant to the Guaranty and Security Agreement.

“Participant” has the meaning specified in Section 12. 7(e).

“Participant Register” has the meaning specified in Section 12.7(e).

“Patent Security Agreement” means a patent security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has rights in any Patents shall grant a specific security interest in its Patents as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment in Full” or “Paid in Full” (or words of similar import) means the payment or repayment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years.

“Permits’’ means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Acquisitions” means any acquisition by the Loan Parties of all of the Equity Interests of any Person or all or substantially all of the assets of any Person (or the division or line of business of any Person), in each case, to the extent that (i) the consideration paid by the Loan Parties in respect of such acquisition is in the form of Equity Interests of Parent or, following the SPAC Transaction, the SPAC, (ii) the consideration in respect of such acquisition is funded solely by the proceeds of issuances of Equity Interests of Parent or, following the SPAC Transaction, the SPAC, or (iii) each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered to the Agent (i) the material agreements, documents or instruments pursuant to which such Permitted Acquisition is to be consummated

(including any management, non-compete, employment or option agreements) and any schedules to such agreements, documents or instruments, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons required to consummate such Permitted Acquisition, and (iii) a due diligence package containing such diligence items as Agent shall reasonably request;

(b) the Loan Parties (including any new Subsidiary to the extent required under this Agreement) shall execute and deliver the agreements, instruments and other documents required by Section 7.20 (within the time periods set forth therein);

(c) [Reserved];

(d) the target shall be in the digital currency mining or electrical infrastructure line of business; provided that no such line of business of activity thereunder shall be permitted if as a result thereof the Loan Parties would not be able to make the representation and warranty set forth in Section 6.34 at any time;

(e) there shall not exist on such date, both before and after giving effect to the acquisition, an Event of Default;

(f) [Reserved];

(g) [Reserved];

(h) such acquisition shall be consensual (i.e., not hostile); provided that this clause shall be deemed satisfied in connection with a court approved sale; and

(i) the target shall be organized in and operate primarily within the United States of America.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes; provided that if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xii) of the definition thereof).

“Permitted Holders” means the SPAC and each Person that, as of the Closing Date, holds Equity Interests in Parent.

“Permitted Intercompany Advances” means loans or advances made by (i) a Loan Party to another Loan Party, and (ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party.

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i) Liens created hereunder and by the Security Documents;

(ii) Liens securing Indebtedness permitted by Section 8.1(c), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 30 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness and the Proceeds thereof, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of Borrowers or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(v) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, processors, freight forwarders, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(vii) [reserved];

(viii) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property;

(ix) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x) [reserved];

(xi) [reserved];

(xii) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(xiii) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, sales of receivables or consignments entered into in the ordinary course of business;

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv) Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;

(xvi) [reserved];

(xvii) Liens arising by virtue of deposits made in the ordinary course of business or on insurance policies and the proceeds thereof to secure liability for premiums to insurance carriers;

(xviii) Liens in respect of judgments, orders or decrees for the payment of money, in each case to the extent not resulting in an Event of Default;

(xix) [reserved];

(xx) [reserved];

(xxii) interests of suppliers of Digital Currency Miners arising pursuant to customary purchase agreements entered into with Borrowers in the ordinary course of business in respect of unpaid installment purchase price amounts; and

(xxi) other Liens securing obligations in an aggregate amount not to exceed $15,000,000.

“Permitted SPAC Expenses” means (i) any costs, fees or expenses incurred by Griid’s managing member in connection with serving as Griid’s managing member and (ii) all other expenses allocable to Griid or otherwise incurred by the Griid’s managing member in connection with operating Griid’s business (including expenses allocated to Griid’s managing member by its Affiliates) including, but not limited to, (a) compensation and meeting costs of the board of directors or any committee of such managing member, (b) any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of such managing member to perform services for Griid, (c) litigation costs and damages arising from litigation, and (d) accounting and legal costs and franchise taxes, in each of the cases of the preceding clauses (i) and (ii) to the extent reasonable and, other than in the case of the preceding subclause (ii)(c), customary similar businesses and business structures, as applicable.

“Permitted Tax Distributions” means, for any taxable year in which any Loan Party is classified for U.S. federal income tax purposes as a partnership or disregarded entity, distributions by any Loan Party to the (direct or indirect) holders of its Equity Interests, in an aggregate amount not to exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such Loan Party and its Subsidiaries that are partnerships or disregarded entities for such taxable year. For purposes of this definition, the “Applicable Tax” with respect to any Loan Parties that are partnerships or disregarded entities for a taxable year is equal to the product of: (1) the sum of all items of taxable income or gain of all such Loan Parties for such taxable year less all items of deduction or loss of all such Loan Parties for such taxable year and all prior taxable years (such losses from prior taxable year shall be considered only to the extent that (i) such losses are allowable as a deduction against the current taxable income for such taxable year and are of a character (ordinary or capital) that would permit such losses to be deducted by the direct or indirect holders of the Equity Interests of the Loan Party against the current taxable income of the Loan Party allocable to such direct or indirect holders and (ii) such losses have not previously been taken into account in determining Permitted Tax Distributions) and the amount of any such items shall be determined taking into account any actual adjustments to the basis of such Loan Party’s assets under Sections 734 or 743 of the Code or otherwise and (2) the highest combined (federal, state and local) marginal income tax rate (taking into account, to the extent applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes, the deduction for qualified business income under Section 199A of the Code, and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to a corporate or individual holder of such Equity Interests, as applicable, for such taxable year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof (other than a Multiemployer Plan).

“Platform” means Debt Domain, lntralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Companies” means each Person all or a portion of whose Equity Interests are acquired or otherwise owned by any Loan Party after the Closing Date and which Equity Interests are required to be pledged pursuant to Section 7.20.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Required Lenders.

“Prohibited Transaction” has the meaning specified in Section 6.22(a)(iv).

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans of such Lender and the denominator of which is the aggregate outstanding amount of the Loans of all of the Lenders.

“QFC Credit Support” has the meaning specified in Section 12.33.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) Agent, or (ii) any Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means Lenders having more than 50% of the sum of all Loans outstanding; provided that the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Secured Parties” mean Agent, the Hosting Counterparty, and the Lenders.

“Security Documents” means this Agreement, the Guaranty and Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations.

“Settlement Agreement” means that certain Settlement and Release Agreement dated as of October 9, 2022, by and among by and among GRIID, Griid Holdings LLC, Griid Holdco LLC, the other Subsidiaries of Griid party thereto, the SPAC, Adit Edtech Sponsor, LLC, each of the lenders identified as a “Lender” on Annex I attached to the Credit Agreement, BCUK, and Blockchain Capital Solutions (US), Inc.

“SPAC” means ADIT Edtech Acquisition Corp., a Delaware corporation, the special purpose acquisition company that is party to the SPAC Transaction, which shall either (i) own, directly or indirectly, 100% of the Equity Interests of Griid, and/or (ii) have management control over Griid.

“SPAC Share Purchase Agreements” means, collectively, (i) the GEM Share Purchase Agreement, and (ii) any other similarly structured share subscription facility to be entered into by the SPAC.

“SPAC Transaction” means the Merger (as defined in the Merger Agreement).

“SPAC Transaction Date” means the date the SPAC Transaction is consummated.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Griid.

“Supplemental Warrants” means penny warrants issued by Parent to BCUK or its designated affiliate to purchase a number of Class B Units of Parent that (including the Class B Units which were represented by the Existing Warrant) is equal to 10% of the issued and outstanding units of the Parent; provided, that if the SPAC Transaction occurs the number of Class

B Units available for purchase under the Supplemental Warrant shall be the number of Class B Units that (including the Class B Units which were represented by the Existing Warrant) upon exchange for shares of common stock in the SPAC (which will automatically occur in connection with the closing of the SPAC Transaction) will be equal to 10% of the total issued and outstanding shares of common stock of the SPAC immediately following the consummation of the SPAC Transaction. For the avoidance of any doubt, the Supplemental Warrant when issued shall be treated as equity for tax purposes.

“Supported QFC” has the meaning specified in Section 12.33.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Expense” shall mean, for any period, the tax expense (including federal, state, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by the SPAC and Griid, among others, in connection with the SPAC Transaction, in substantially the form e-mailed to Blockchain, or it’s counsel, on November 19, 2021, without any modification thereto that would be adverse to the Secured Parties without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means September 23, 2025.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Pension Plan that would reasonably be expected to result in the imposition of a Lien, or the arising of a Lien under the Code or ERISA with respect to a Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(c) of ERISA; (iii) the provision of notice by the administrator of any Pension Plan of the intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate under Section 4062(c) or 4069 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) receipt by a Borrower or any ERISA Affiliate of notice that a

Multiemployer Plan is “insolvent’ within the meaning of Section 4245(b) of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or (viii) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.

“Trademark Security Agreement” means a trademark security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has rights in any Trademarks shall grant a specific security interest in its Trademarks as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the Closing Date in any other jurisdiction, then the term “UCC’ shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 770l(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.10(g)(ii)(B)(3).

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP; provided that, unless the Borrower has notified the Agent in writing that this sentence shall not apply with respect to an applicable period on or prior to the delivery of Financial Statements for such period pursuant to Section 7.11, each provision under this Agreement, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that Financial Statements delivered pursuant to Section 7.11 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases) as in effect at the time of such delivery). In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of standards or terms in this Agreement, then upon the written request of Borrowers (acting upon the request of Borrowers) or the Required Lenders (or Agent acting at the direction of the Required Lenders), Borrowers, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change’’ means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrowers.

Section 1.3 Time for Performance. Whenever any action or delivery (including payment) to be taken or made under this Agreement or any other Loan Document shall be stated to be due on a day other than a Business Day, such action or delivery shall be deemed to be due on the next succeeding Business Day (except as otherwise provided for in the relevant Loan Document), and in the case of Obligations, interest shall continue to accrue thereon accordingly.

Section 1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing’’ unless and until such Event of Default has been cured or waived in writing by the Required Lenders or all Lenders, as applicable (or Agent acting at the direction of the Required Lenders or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes’’ and “including” shall be deemed to be followed by the phrase ‘‘without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. The making of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, the Lenders or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of’ or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDIT FACILITIES

Section 2.1 The Loan.

(a) As of the Closing Date, it is agreed that the outstanding principal and interest in respect of the loans (including capitalized interest thereon) outstanding under the Existing Credit Agreement are deemed to be the Loan hereunder in an aggregate principal amount equal to $57,433,360.50 which amount includes all Lender Group Expenses payable by the Loan Parties on or prior to the Closing Date in the amount of $200,000. The Lenders shall have no further commitment to make loans or advances hereunder.

(b) Amounts borrowed as a Loan which are repaid or prepaid may not be reborrowed.

(c) Notes. The Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note payable to such Lender, and its registered assigns, substantially in the form of Exhibit A (as amended, restated, supplemented or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), executed by Borrowers and delivered to such Lender.

(d) Payment. Borrowers hereby promise to pay all of the Loans and all other Obligations in respect thereof (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Loans and the Obligations become due and payable pursuant to the terms of this Agreement.

Section 2.2 [Reserved].

Section 2.3 [Reserved]

Section 2.4 [Reserved].

Section 2.5 Repayments and Prepayments.

(a) Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i) If the SPAC or a Loan Party or any Subsidiary of a Loan Party shall at any time or from time to time receive Net Proceeds in the aggregate amount in excess of $25,000,000 from the issuance of Equity Interests pursuant to one or more SPAC Share Purchase Agreements, then (A) the Borrowers shall promptly notify Agent of such issuance of Equity Interests (including the amount of the estimated Net Proceeds to be received by the SPAC or a Loan Party and/or such Subsidiary in respect thereof) and (B) within five (5) Business Days of receipt thereof by the SPAC or a Loan Party and/or such Subsidiary of the Net Proceeds of such issuance, the Borrowers shall deliver, or cause to be delivered, an amount equal to 25% of such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans.

(ii) If a Loan Party or any Subsidiary of a Loan Party shall at any time or from time to time (x) directly or indirectly, sell, transfer or otherwise dispose of any asset in a manner not permitted hereunder or (y) suffer an Event of Loss, then (A) the Borrowers shall promptly notify Agent of such proposed disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Loan Party and/or such Subsidiary in respect thereof) and (B) within five (5) Business Days of receipt thereof by a Loan Party and/or such Subsidiary of the Net Proceeds of such disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party or such Subsidiary reinvests the Net Proceeds of such disposition or Event of Loss in productive assets of a kind then used or usable in the business of the Borrowers or such Subsidiary within 180 days after the date of such disposition or Event of Loss; provided that the applicable Borrower notifies Agent of such Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(b) Voluntary Prepayments. Borrowers may, at any time and from time to time, prepay the Loans together with interest due thereon under Section 4.1, in whole or in part (subject, in the case of the Payment in Full of all the Loans and to the additional requirements of Section 4.9), upon at least two (2) Business Days’ irrevocable notice by Borrowers to Agent.

(c) Termination Date. The entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by Borrowers hereunder, shall become due and payable on the Termination Date and shall be paid in accordance with Section 10.5 hereof.

(d) Application of Prepayments. Prepayments of Loans shall be applied pro rata among all Loans based upon the respective outstanding principal balances thereof.

Section 2.6 Maintenance of Loan Account; Statements of Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Loans made by the Lenders to Borrowers or for Borrowers’ account, including the Loans, interest, fees, Lender Group Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lenders from Borrowers or for Borrowers’ account. The Lender shall send Borrowers a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.

Section 2.7 [Reserved].

Section 2.8 Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.

Section 2.9 Payment Procedures.

(a) Time of Payment. Each payment by Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to

4:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made for the account of Agent only, Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(b) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

(c) Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.

Section 2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.9, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, then such Lender (at the request of Borrowers) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.9 or Section 4.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.11 Defaulting Lenders.

(a) Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at the Default Rate until Paid in Full.

(b) The failure of any Defaulting Lender to fund its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Loan.

(c) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its reasonable discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations or re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to relieve or excuse the performance by any of Borrowers of their duties and obligations hereunder.

(d) [Reserved].

(e) If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.12 [Reserved].

Section 2.13 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing

Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any off-sets or set-offs effected in accordance with Section 12.34 in respect of Specified Loss Amounts shall not be subject to this Section 2.13 and shall be applicable solely to the Loans of Blockchain without any obligation to account to any other Secured Party in respect thereof.

ARTICLE III

[RESERVED]

ARTICLE IV

INTEREST, FEES AND EXPENSES

Section 4.1 Interest. Subject to Section 4.2, Borrowers shall pay to Agent for the ratable benefit of the Lenders interest on the Loans, payable in arrears on each Interest Payment Date, at a rate equal to the Applicable Rate. Notwithstanding the foregoing, (i) all payments of interest under this Section 4.1 on or prior to the Cash Interest Payment Commencement Date, and (ii) all accrued and unpaid interest upon the termination (if any) of the definitive merger agreement between Parent and the SPAC, shall in each case be due and payable “in-kind” by adding the accrued amount to the outstanding principal amount of the relevant Loan in respect of which they would accrue as of the applicable Interest Payment Date (any such ‘‘paid-in-kind” portion of the interest, a “PIK Amount”), which PIK Amounts shall thereafter be deemed principal of the relevant Loan to which it relates bearing interest from such Interest Payment Date in accordance with this Section 4 .1.

Section 4.2 Interest After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d),), and (b) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of the Required Lenders, all Loans and all Obligations shall bear interest at a per annum rate equal to two percent (2.0%) above the per annum rate otherwise applicable thereunder (the “Default Rate”).

Section 4.3 [Reserved].

Section 4.4 Late Fee. Automatically upon the occurrence and during the continuance of any Event of Default pursuant to Section 10.1(a), Borrower shall incur an additional fee (the “Late Fee”) equal to 10% (annualized, calculated daily) of the relevant Obligations, which Late Fee shall be payable in addition to the interest payable under Section 4.1.

Section 4.5 [Reserved].

Section 4.6 [Reserved].

Section 4.7 [Reserved].

Section 4.8 Calculations. All calculations of interest and fees hereunder shall be made by Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrowers hereby acknowledge and agree that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrowers under the Loan Document.

Section 4.9 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.9 and delivered to Borrowers will be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section 4.9 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.10 Taxes.

(a) Defined Terms. For purposes of this Section 4.10, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 4.10(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.1 0, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.10(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E. as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 88l(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.10 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

CONDITIONS TO EFFECTIVENESS

Section 5.1 Conditions to Closing Date. The effectiveness of this Agreement is subject to the satisfaction or waiver in writing of the following conditions in form and substance satisfactory to Required Lenders and their counsel:

(a) Loan Documents. Agent shall have received:

(i) counterparts of this Agreement, duly executed by the parties hereto; and

(ii) the Guaranty and Security Agreement, duly executed by each Loan Party;

(iii) Hosting Agreement. The Hosting Agreement, executed by the parties thereto.

(iv) Settlement Agreement. The Settlement Agreement, dated the date hereof, executed by the parties thereto.

(v) Supplemental Warrant. The Supplemental Warrant, executed by Parent.

For purposes of determining compliance with the conditions specified in this Section 5.1, the Agent and each Lender that has signed this Agreement and expressly confirmed release of such signature page from escrow shall be deemed to have consented to, approved or accepted or to be satisfied with, each document upon signature of such document and confirmed release of such signature page or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Borrower makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all material respects as of the Closing Date, (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

Section 6.1 Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 6.1 specifies the jurisdiction in which each Loan Party is organized and all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity as of the Closing Date. Schedule 6.1 also specifies the tax identification numbers and organizational identification numbers of each Loan Party.

Section 6.2 Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.2 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Other than Collateral which may be out for repair or mobile Equipment such as laptop computers in the possession of a Loan Party or its Subsidiary’s employees or agents, there is no location at which any Loan Party maintains any Collateral or any Collateral is fabricated, constructed, manufactured or otherwise processed other than the locations specified for it in Schedule 6.2 (it being understood that such Collateral may be in transit between or to such locations) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.2 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party, and identifies each location at which Inventory of the Loan Parties is held, stored, fabricated, constructed, manufactured or otherwise processed (it being understood that such Inventory may be in transit between or to such locations).

Section 6.3 Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its Owners, where required) has been taken.

Section 6.4 Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.5 No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any Requirement of Law, (iii) do not and will not contravene any Material Contract, except as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

Section 6.6 Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filing of the Patent Security Agreements, Trademark Security Agreements, and Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, (iv) filings or other actions listed on Schedule 6.6, and (v) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7 Ownership; Subsidiaries. Schedule 6.7(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity, the Persons that own the Equity Interests of each Loan Party that is a Subsidiary of Parent, and the number of Equity Interests owned by each such Person as of the Closing Date. Schedule 6. 7(b) sets forth the Persons that own the Equity Interests of Parent as of the Closing Date, and the number of Equity Interests owned by each such Person as of the Closing Date.

Section 6.8 [Reserved].

Section 6.9 [Reserved].

Section 6.10 Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

Section 6.11 Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

Section 6.12 No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

Section 6.13 Investment Company. None of the Loan Parties is required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 6.14 Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying ‘‘margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulations T, U or X.

Section 6.15 Taxes and Tax Returns.

(a) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income Tax returns it is required to file and such returns were complete and accurate in all material respects.

(b) All federal and other material Taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(c) No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for Taxes.

Section 6.16 No Judgments or Litigation. Except as specified in Schedule 6.16, no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

Section 6.17 Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, as reflected in their most recent financial statements delivered pursuant to this Agreement, except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

Section 6.18 No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

Section 6.19 [Reserved].

Section 6.20 Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.21 Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent and other than Permitted Liens. Upon the proper filing of financing statements, the Liens in the Collateral granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens) to the extent perfection can be accomplished by such filings.

Section 6.22 ERISA.

(a) Except as could reasonably be expected, individually or in the aggregate, to not have a Material Adverse Effect:

(i) Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Pension Plan (including obligations related to the minimum funding standards of ERISA and the Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Pension Plan.

(ii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither a Loan Party or any ERISA Affiliate is subject to any direct or indirect liability with respect to any Pension Plan under any Requirement of Law or agreement, except for ordinary funding obligations and PBGC premiums which are not past due.

(iii) Neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Pension Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Pension Plan.

(iv) Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the Code with respect to all Plans. No Loan Party has engaged in a prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan. Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan. With respect to each Pension Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or has had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code.

(v) Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letters or may rely upon a favorable advisory opinion letter from the IRS that the Plan is qualified and the related trust is tax-exempt, and no event has occurred since the date of such determination or advisory opinion letter that would reasonably be expected to adversely affect the qualified status of such Plan or the tax-exempt status of the related trust.

(vi) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(vii) Neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(viii) No withdrawal liability would be incurred in the event of a complete withdrawal as of the Closing Date by a Loan Party or any ERISA Affiliate from all Multiemployer Plans.

(ix) There are no actions, suits, claims or other proceedings, either pending or threatened against any Loan Party, or any ERISA Affiliate, or otherwise involving a Plan (other than routine claims for benefits), which would reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any ERISA Affiliate. To the extent that any Plan is funded with insurance, each Loan Party and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.

Section 6.23 Intellectual Property. Set forth on Schedule 6.23 is a complete and accurate list of all material Patents and all material registered Trademarks and Copyrights, and all licenses thereof, of the Loan Parties, showing as of the Closing Date the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, except as set forth on Schedule 6.23, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

Section 6.24 Labor Matters. There are no existing or, to each Loan Party’s knowledge, threatened (in writing) strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.25 Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) to the knowledge of each Loan Party there are and have been, no conditions, occurrences, or violations of Environmental Law, or the presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any Real Property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; (iv) no Environmental Lien has attached to any Collateral and no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral; (v) to the knowledge of each Loan Party, there are no underground storage tanks or underground waste disposal areas at the Real Property; and (vi) no Hazardous Materials have been Released at, to, on, under or from the Real Property.

Section 6.26 Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.27 Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(d) a Person that commits, threatens or conspires to commit or supports ‘‘terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans will be, directly or, to the knowledge of Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC .

Section 6.28 Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

Section 6.29 Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party or Subsidiary and each other party thereto. Each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no material default under such Material Contract by any party thereto.

Section 6.30 [Reserved].

Section 6.31 Financial Statements. The Financial Statements delivered to Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof.

Section 6.32 [Reserved].

Section 6.33 Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party has complied with and is and has been during the past five (5) years in compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 6.34 Public Utility. None of the Loan Parties nor any of their Subsidiaries is in violation of the Public Utility Holding Company Act of 2005, Chapter 12 of Title 16 of the United States Code, or any other Requirements of Law applicable to public utilities.

ARTICLE VII

AFFIRMATIVE COVENANTS OF THE BORROWERS

Each Borrower covenants and agree that, until Payment in Full of all Obligations:

Section 7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, (b) remain in good standing in their jurisdiction of organization, incorporation or formation (as the case may be), (c) maintain in full force and effect all other licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) continue in the same or similar, corollary, ancillary, incidental, complementary or related lines of business, or a reasonable extension, development or expansion thereof or ancillary thereto as presently conducted by it.

Section 7.2 Maintenance of Property; Collateral Equipment.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(b) The Loan Parties shall ensure that at all times the Collateral Equipment is conspicuously labeled or otherwise marked as such.

Section 7.3 [Reserved].

Section 7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all federal and other material Taxes imposed against it or any of its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that such payment and discharge will not be required with respect to any Tax or claim if (i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

Section 7.5 Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it, including any state licensing laws and Environmental Laws, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.6 Insurance.

(a) Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property and policies, casualty policies, and, to the extent applicable, key-man insurance policies, and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrowers will furnish to Agent, upon request of Agent or the Required Lenders, information in reasonable detail as to the insurance so maintained.

(b) Furthermore, the Loan Parties shall: (i) obtain certificates and endorsements reasonably acceptable to the Required Lenders with respect to any property or casualty insurance policies and, to the extent applicable, key-man insurance policies and (ii) cause each insurance policy referred to in this Section 7.6, if applicable, to provide that it shall not be cancelled, modified or not renewed (X) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (Y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to Agent.

(c) If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, the Required Lenders (or Agent acting at the direction of the Required Lenders), in their reasonable discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account or any other account of Borrowers with Agent or any Lender for same, and such expenses so paid shall be part of the Obligations.

(d) Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrowers shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

Section 7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect Owners, Subsidiaries and other Affiliates of the Loan Parties.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide to the Required Lenders and their agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations and appraisals with respect to the Collateral and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or, with the Auditors (so long as the Borrower also participates in any such discussions with the Auditors), all of whom are hereby authorized to disclose to Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. Borrowers shall reimburse Agent and the Lenders for the reasonable and documented costs or expenses of such outside accountants or examiners as may be retained by Agent or the Required Lenders to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, Borrowers shall only be liable for reimbursement in respect of one inspection in each calendar year. So long as the Borrower is offered a reasonable opportunity to be present during such communications, the Borrowers hereby authorize Agent, the Lenders and their delegates to communicate directly with the Auditors to disclose to Agent, the Lenders, and their delegates any and all financial information regarding the Loan Parties and their Subsidiaries, including matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of the Loan Parties and their Subsidiaries. Notwithstanding anything to the contrary in this Section 7. 7(b), none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on Borrower or its Subsidiaries with respect to highly confidential or proprietary information (and so long as such agreement was not entered into in contemplation of the requirements of this Agreement) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(c) The Loan Parties shall provide Blockchain with ‘read’ access rights to the Loan Parties’ mining pool accounts in respect of all Mined Currency.

Section 7.8 Notification Requirements. The Loan Parties shall timely give Agent the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes. Promptly, and in any event within five (5) Business Days after a Loan Party becomes aware of (i) any proceeding including any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority which would reasonably be expected to result in a liability in excess of $1,500,000 or (ii) any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c) Changes. (i) Promptly, and in any event within five (5) Business Days (or such longer period as the Required Lenders shall agree to) after (A) a change in the location of any Collateral from the locations specified in Schedule 6.2 or (B) a change of the legal name of any Loan Party, and (ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i)(B) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.2 pursuant to this Section 7. 8, such notice shall be deemed to be an addition to such Schedule.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of such Loan Party describing such Termination Event, any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC of which the Loan Party or ERISA Affiliate is aware;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Borrower or ERISA Affiliate with respect to such request;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of any of the following, to the extent any such occurrence could have a Material Adverse Effect:

(A) any Prohibited Transaction which could subject any Loan Party or ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in connection with any Plan, or any trust created thereunder,

(B) any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(c) of ERISA,

(C) a failure by any Loan Party or ERISA Affiliate to make a payment to a Pension Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, or

(E) any change in the actuarial assumptions or funding methods used for any Pension Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(v) promptly upon and in any event within five (5) Business Days after the request of the Required Lenders (or Agent acting at the direction of the Required Lenders), each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Pension Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its employees participate, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Pension Plan;

(vi) promptly upon and in any event within five (5) Business Days after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form

5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(xi) [Reserved].

(e) Environmental Matters.

(A) Promptly provide notice of any Release of Hazardous Materials in any reportable quantity from or onto real property owned or operated by a Loan Party or any of its Subsidiaries, and

(B) Promptly, but in any event within 5 Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, which could reasonably be expected to result in liability or involve remediation costs in excess of $1,500,000.

(f) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

Section 7.9 Casualty Loss. The Loan Parties shall (a) provide written notice to Agent, within five (5) Business Days, of (i) any material damage to, the destruction of or any other material loss to any asset or property owned or used by any Loan Party other than any such asset or property with a net book value (individually or in the aggregate) less than $1,500,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Loan Parties together with (as applicable) a statement of the amount of the damage, destruction, loss or diminution in value, or (ii) any death or loss under any key-man insurance policy (each, a “Casualty Loss’’), and (b) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

Section 7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.11 Financial Reporting. Borrowers shall deliver to Agent the following:

(a) Annual Financial Statements. Not later than one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2021, (i) the annual audited and certified consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries, on a consolidated basis, for or as of the end of the prior fiscal year; (ii) a comparison in reasonable detail to the prior year’s audited Financial Statements; (iii) the Auditors’ opinion; and (iv) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the chief financial officer of Griid (or another officer reasonably acceptable to the Required Lenders).

(b) [Reserved].

(c) Quarterly Financial Statements. Not later than forty-five (45) days after the end of each fiscal quarter, commencing with the first fiscal quarter ended after the Closing Date, (i) the interim consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries as at the end of such quarter and for the fiscal year to date, (ii) a certification by Griid’s chief financial officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments), and (iv) a comparison in reasonable detail to the prior year’s audited Financial Statements with respect to each fiscal quarter and the fiscal year to date, and (v) a narrative discussion of the financial condition of the Loan Parties and their Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by the chief financial officer of Griid (or another officer reasonably acceptable to the Required Lenders).

(d) Compliance Certificate. Not later than forty-five (45) days after the end of each fiscal quarter, a compliance certificate, substantially in the form of Exhibit E (a “Compliance Certificate”), signed by Griid’s chief financial officer (or another officer reasonably acceptable to the Required Lenders), which shall (i) attach such supplements to Schedules 6.2 and 6.7 as are necessary such that, as supplemented, the relevant disclosures would be accurate and complete as of the date of such Compliance Certificate, (ii) include a certification that, as of the date of submission thereof, each of the representations and warranties in this Agreement is true and correct in all material respects, except as noted in such Compliance Certificate or as otherwise disclosed to Agent in writing, and (iii) include a certification that, as of the date of submission thereof, no Default or Event of Default has occurred and is continuing, except as noted in such Compliance Certificate or as otherwise disclosed to Agent in writing.

(e) Monthly Report. As soon as available, but in any event within thirty (30) days after the end of each calendar month (other than the last month of any fiscal quarter), a company prepared operating data summary providing the metrics certified by a Responsible Officer.

(f) Other Financial Information. Promptly after the request by the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf), such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf) may from time to time reasonably request.

Section 7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all material obligations and liabilities (including tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

Section 7.13 ERISA. The Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, (a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof, (b) contribute, or require that contributions be made, in a timely manner (i) to each Pension Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Pension Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (d) pay in a timely manner all required premiums to the PBGC, except in case of each of clause (a), (b), (c) and (d), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used in this Section 7.13, “Foreign Plan” means any Plan that is subject to any Requirement of Law of any foreign jurisdiction and is not subject to ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States.

Section 7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) conduct its business so as to comply in all material respects with all applicable Environmental Laws and obtain and renew all Permits required under Environmental Laws; (b) handle all Hazardous Materials in compliance with all Environmental Laws and take any Remedial Action to address any Release of Hazardous Materials at, on or under an real property required of any Loan Party or any Subsidiary by a Governmental Authority or pursuant to any Environmental Laws; and (c) keep any property owned or operated by a Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.

Section 7.15 Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of their registered Trademarks, Patents, Copyrights and any other Intellectual Property, in each case material to the conduct of their businesses.

Section 7.16 [Reserved].

Section 7.17 [Reserved].

Section 7.18 [Reserved].

Section 7.19 Anti-Money Laundering Laws and Anti-Corruption Laws and International Trade Laws. Each of the Loan Parties shall comply with all Anti-Money Laundering Laws, Anti-Corruption Laws and International Trade Laws, and shall maintain all of the necessary Permits required pursuant to any Anti-Money Laundering Laws, Anti-Corruption Laws and International Trade Laws applicable to it in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies, procedures, and internal controls designed to promote and achieve compliance with such laws and with the terms and conditions of this Agreement. No Government Official has, directly or indirectly, the right of control over or any beneficial interest in any Loan Party.

Section 7.20 Formation of Subsidiaries; Additional Guarantors. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Subsidiary that is not an Excluded Subsidiary after the Closing Date, within thirty (30) days of (i) such event, if such Subsidiary is not then an Excluded Subsidiary, or (ii) such Subsidiary no longer being an Excluded Subsidiary, if such Subsidiary was an Excluded Subsidiary at the time of such event, but ceases to be an Excluded Subsidiary thereafter (or, in either event, such later date as permitted by the Required Lenders in their sole discretion):

(a) cause such new Subsidiary (if such Subsidiary is not an Excluded Subsidiary) to provide to Agent (i) if Borrowers request, subject to the consent of the Required Lenders, that such Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, or (ii) otherwise, a joinder to the Guaranty and Security Agreement;

(b) to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Subsidiary, and such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary and valued in excess of $5,000,000), all in form and substance reasonably satisfactory to the Required Lenders, necessary to create the Liens intended to be created under the Security Documents; provided that the joinder to this Agreement or the Guaranty and Security Agreement and such other Security Documents, shall not be required to be provided to Agent with respect to any Excluded Subsidiary;

(c) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary; and

(d) provide to Agent all other documentation, including, but not limited to, one or more opinions of counsel reasonably satisfactory to the Required Lenders, which is necessary or, in the Required Lenders’ reasonable discretion, appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage).

Upon Griid’s request, the SPAC may be joined to the Loan Documents as a Loan Party and, in connection therewith, comply with the requirements of this Section 7.20 applicable to Subsidiaries, to the extent applicable.

Section 7.21 Landlord Waivers. The Loan Parties shall use commercially reasonable efforts to deliver to the Agent executed landlord waiver agreements and/or collateral access agreements reasonably acceptable to the Required Lenders for all locations reasonably requested in writing by the Required Lenders from time to time.

Section 7.22 Further Assurances. Promptly upon request by the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf), the Loan Parties shall (and, subject to the limitations set forth herein and in the Security Documents, shall cause each of their Subsidiaries other than Excluded Subsidiaries to) take such additional actions and execute such documents as the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf) may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to the Liens created by any of the Security Documents any of the properties of the Loan Parties or their Subsidiaries, rights or interests covered by any of the Security Documents, (c) to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Security Documents and the Liens intended to be created thereby, and (d) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

Section 7.23 [Reserved].

Section 7.24 Accounts; Revenue Generated by Collateral Equipment. Loan Parties shall maintain (i) one or more deposit accounts that are maintained with depositary institutions as to which the Agent shall have received a Control Agreement or securities accounts that are maintained with financial institutions as to which the Agent shall have received a Control Agreement, and (ii) one or more Mined Currency Accounts (the accounts and Mined Currency Accounts described in clauses (i) and (ii) collectively, “Controlled Accounts”); provided, that nothing herein shall prohibit the Loan Parties from maintaining other deposit, securities, and other digital currency wallet accounts which are not Controlled Accounts (collectively, “Other Permitted Accounts”) and not subject to the Agent’s Liens. Cash revenue and BTC generated from the Loan Parties’ Collateral held by the Loan Parties on the Closing Date shall be remitted to and maintained in a Controlled Account or in Excluded Accounts described in clause (c) of the definition of Excluded Account. Revenue and BTC generated from Equipment and miners acquired by the Loan Parties after the Closing Date and, proceeds of (i) Indebtedness permitted hereunder (other than the Obligations), and (ii) issuances of Equity Interests arising after the Closing Date, and (for the avoidance of doubt Investments made with such proceeds), in each case entered into and arising after the Closing Date (for the avoidance of doubt, to the extent not generated from the Loan Parties’ Collateral, including miners held by the Loan Parties, on the Closing Date) may be deposited in Other Permitted Accounts.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until Payment in Full of all Obligations:

Section 8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the Closing Date and set forth in Schedule 8.1, and any Refinancing Indebtedness in respect of such Indebtedness;

(c) (i)

Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets and software embedded in such equipment, acquired or held by Borrowers; provided that such Indebtedness is incurred within 30 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness, and (ii) any Refinancing Indebtedness in respect of such Indebtedness;

(d)	[reserved];

(e)	[reserved];

(f)	Indebtedness comprised of Permitted Intercompany Advances;

(g)	to the extent constituting Indebtedness, Hosting Obligations;

(h)

Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that (i) such guarantees are not prohibited by the provisions of Section 8.10; (ii) no such guarantee by any Subsidiary shall be permitted unless such Subsidiary shall have also provided a guarantee of the Obligations, and (iii) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(i)	bridge loans in an aggregate principal amount of up to $20,000,000 at any time outstanding;

(j)	endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(k)

Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) [reserved], (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) [reserved], (v) [reserved] and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;

(1)	any other unsecured Indebtedness incurred by any Loan Party or any of their Subsidiaries;

(m)

Indebtedness in respect of obligations owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or unemployment insurance and other social security laws or regulations and premiums related thereto, in each case, in the ordinary course of business,

(n)

Indebtedness representing any taxes, assessments and other governmental charges or levies to the extent such taxes, assessments and other governmental charges or levies are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP; or

(o)	any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time.

Section 8.2 Contingent Obligations. Except as specified in Schedule 8.2, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding (a) indemnities given in connection with this Agreement or the other Loan Documents in favor of the Lender and the Lender, or (b) Contingent Obligations incurred, assumed or suffered in connection with any Indebtedness permitted under Section 8.1.

Section 8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge or consolidate with any Person or liquidate or dissolve itself (or suffer any liquidation or dissolution), except

(a) any Loan Party (other than Holdings), or Subsidiary of any Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, any Loan Party, so long as, to the extent a Borrower is a party to such merger, a Borrower is the surviving entity;

(b) any Guarantor (other than Holdings) may liquidate or dissolve voluntarily into, and may merge with and into any Loan Party;

(c) any Subsidiary of a Loan Party that is not a Loan Party may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary that is not itself a Loan Party;

(d) the assets or Equity Interests of any Loan Party (other than Holdings), or Subsidiary of any Loan Party may be purchased or otherwise acquired by any Loan Party;

(e) the assets or Equity Interests of any Subsidiary that is not a Loan Party may be purchased or otherwise acquired by any Loan Party or Subsidiary of a Loan Party; and

(f) the consummation of the SPAC Transaction.

Section 8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any operations, business or activity other than (a) vertically-integrated digital currency mining and hosting operations, including, without limitation, generating Mined Currency using the Collateral Equipment in accordance with the terms hereof, (b) maintaining its existence, (c) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties, (d) executing, delivering and the performance of rights and obligations under the Loan Documents, and related documents to which it is a party, (e) making payments to the extent required or otherwise permitted by this Agreement or any other Loan Document, and (f) activities reasonably related, incidental or ancillary to the foregoing and reasonable extensions thereof; provided that no such line of business of activity thereunder shall be permitted if as a result thereof the Loan Parties would not be able to make the representation and warranty set forth in Section 6.34 at any time.

Section 8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of the assets of the Loan Parties and their Subsidiaries; provided, that the foregoing shall not prohibit: (a) payment of operating costs in the ordinary course of business, (b) sales, transfers, or dispositions between or among Loan Parties, (c) sales, transfers, or dispositions of Permitted Investments on commercially reasonable terms, and (d) dispositions of property for cash for fair market value in the ordinary course of business; provided that, in the case of clause (d), the proceeds of sales of Collateral are either (i) deposited into a Controlled Account of a Loan Party, or (ii) used to purchase upgrade or replace equipment which is pledged to as Collateral for the Obligations.

Section 8.6 Use of Proceeds. Borrowers will not (a) use any portion of the proceeds of any Loan for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

Section 8.7 [Reserved].

Section 8.8 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens.

Section 8.9 Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (collectively, “Restricted Payments”), except that (a) a Subsidiary may make Restricted Payments to any Loan Party or to another Subsidiary of a Loan Party, (b) Restricted Payments made to any Loan Party or among Loan Parties, (c) any non-wholly-owned Subsidiary may make ratable Restricted Payments to the holders of its Equity Interests (provided that all such holders receive like forms of consideration in respect of each such Restricted Payment), (d) each Loan Party may make Permitted Tax Distributions, (e) to the extent paid as a distribution, payment of Permitted SP AC Expenses, and (f) after the SP AC Transaction, Griid may make any distributions to the SP AC that are necessary for the SP AC to make required payments under the Tax Receivable Agreement, and (g) after the SPAC Transaction, the Loan Parties or their Subsidiaries may make other dividends or distributions so long as (i) no Default under Section 10.l(a) or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed dividends or distributions, and (ii) both before and after making any such dividends or distributions the amount of all unrestricted cash and Cash Equivalents of the Loan Parties as of such date shall exceed the amount of all Indebtedness of the Loan Parties and their Subsidiaries.

Section 8.10 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.10;

(b) Investments in digital currency, Digital Currency or cash and Cash Equivalents;

(c) Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the applicable limitations set forth in Section 8.1;

(d) loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $100,000 at any time outstanding;

(e) Permitted Hedging Agreements;

(f) Investments in Loan Parties;

(g) Permitted Intercompany Advances;

(h) Investments (i) in any Equity Interests received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments, and other credits in connection with the purchase price of goods or services made in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of endorsements negotiable instruments for collection or deposit;

(j) Investments received in settlement of amounts due to a Loan Party effected in the ordinary course of business or owing to such Loan Party as a result of Insolvency Events involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Loan Party;

(k) Permitted Acquisitions;

(1) Any other Investments made by any Loan Party or any of their Subsidiaries as long as both before and after giving pro forma effect to such Investment, no Default or Event of Default has occurred and is continuing;

(m) Investments by any Loan Party in any Subsidiary that is not a Loan Party so long as such Investment is to finance (i) tax and corporate maintenance obligations in the ordinary course of business, (ii) payment of utility bills for property owned or leased by such Subsidiary that supports the businesses of the Loan Parties, (iii) payment of the security guards for any such property owned or leased by such Subsidiary, and (iv) other expenses in an aggregate amount not to exceed $75,000 per year;

(n) other Investments which in the aggregate do not exceed $5,000,000 in any fiscal year; or

( o) Investments in joint ventures which in the aggregate do not exceed $25,000,000 at any time outstanding.

Section 8.11 [Reserved].

Section 8.12 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31st.

Section 8.13 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

Section 8.14 [Reserved].

Section 8.15 ERISA Compliance. The Loan Parties will not, and will not permit any of their Subsidiaries or ERISA Affiliates to, directly or indirectly: (i) engage in any Prohibited Transaction with respect to any Plan which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code with respect to any Pension Plan on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code, except, in case of each of clause (i) through (viii), which could be reasonably expected, individually or in the aggregate, to not have a Material Adverse Effect.

Section 8.16 Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a) at any time make any voluntary prepayment of any Indebtedness which is contractually subordinated to the Obligations, other than as permitted by the applicable subordination agreement;

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following, in each case in a manner that would be materially adverse to the Agent or the Lenders in their capacities as such or otherwise in violation of the express provisions of the Loan Documents:

(i) any Material Contract; or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries.

Section 8.17 [Reserved].

Section 8.18 Activities of Holdings.

(a) Holdings shall not engage in any business activities or own any property other than (a) ownership of the Equity Interests of its Subsidiaries, (b) activities and contractual rights incidental to maintenance of its corporate or organizational existence including legal, tax, accounting and similar activities on behalf of itself and its Subsidiaries, (c) performance of its obligations under organization documents and the Loan Documents to which it is a party, (d) its ownership or acquisition of cash and Cash Equivalents in an amount reasonably required in connection with its business activities permitted under this Section 8.18 or representing proceeds of a Restricted Payment permitted hereunder, including held pending further distribution to its parent or equity holders, (e) providing customary indemnification to officers and directors, (f) activities relating to the performance of its obligations under the Loan Documents, (g) Investments consisting of loans made to other Loan Parties and permitted under this Agreement, (h) issuing Equity Interests (other than Disqualified Equity Interests) to its direct equity holders, and (i) actions reasonably related to the forgoing clauses (a) through (h).

(b) From and after the occurrence of the SPAC Transaction, Holdings shall not issue any Equity Interests to any Person other than the SPAC.

Section 8.19 [Reserved].

Section 8.20 [Reserved].

Section 8.21 Negative Pledge. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a disposition permitted by Section 8.5 and (b) restrictions by reason of customary provisions restricting transfers of property (including (i) in agreements evidencing purchase money debt that impose restrictions on the property so acquired, (ii) provisions restricting assignments, subletting, or other transfers contained in leases, licenses, joint venture agreements, and similar agreements, and (iii) restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property, assets, or Equity Interests not otherwise prohibited under this Agreement), the Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien (other than Permitted Liens) upon any of its assets to secure the Obligations.

Section 8.22 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.22; (c) transactions with Affiliates fully disclosed to Agent and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (other than the payment of management, consulting, monitoring, or advisory fees); (d) transactions between or among the Loan Parties and their Subsidiaries; (e) payment of Permitted SP AC Expenses; and (f) reasonable compensation, benefits, severance, bonuses, indemnities and reimbursement of expenses of officers and directors in the ordinary course of business.

ARTICLE IX

[RESERVED]

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and, in either event, such default continues unremedied for a period of ten (10) days after written notice thereof from Agent or any Lender to a Borrower; or

(b) there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Section 10.l(a)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of any Loan Party or (y) written notice thereof from Agent or any Lender to a Borrower; or

(c) any order, judgment, or decree shall be entered against any Loan Party or decreeing that such Loan Party shall dissolve, wind up or otherwise cease to conduct its business and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(d) (i) any Loan Party or any of its Subsidiaries shall become the subject of an Insolvency Event or any substantially material portion of any Borrower or Guarantor’s assets is repossessed, attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian, assignee for the benefit of creditors or other person or (ii) any Loan Party or its Subsidiaries are enjoined, restrained, or in any way prevent by court order from selling a substantially material portion of its inventory or assets or continuing to conduct all or any material part of its business affairs, and any such events described in this clause (d) shall continue for 45 days without having been dismissed, bonded, or discharged;

(e) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, beyond the grace period, if any, provided for therefor; or

(f) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been false in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $5,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not disclaimed coverage) and either (i) there is a period of sixty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h) this Agreement or any other Security Document that purports to create a Lien securing any Obligation, shall, for any reason, fail or cease to create a valid and perfected first priority Lien on any material portion of the Collateral, taken as a whole, purported to be covered thereby (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) with the priority required by the relevant Security Document, in each case for any reason other than through the action of the Agent or any Secured Party or the failure of Agent or any Secured Party to take any action within its control; or

(i) (i) any material provision, covenant, agreement or obligation of a Loan Party contained in any of the Loan Documents, taken as a whole, shall cease to be enforceable (except in accordance with its terms or as a result of acts or a failure to act by any Agent where the Loan Parties are, if requested by an Agent, cooperating with the Agents in remediating such event); (ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith in writing or shall otherwise challenge any of its obligations under any of the Loan Documents in writing, in each case other than by reason of Payment In Full; or (iii) any Liens granted on any material portion of the Collateral shall be determined to be void, voidable or invalid, or are subordinated; or

(j) a default, event of default or other analogous occurrence on the part of Griid or any of its Affiliates under or in respect of the Hosting Agreement (after giving effect to any applicable grace or cure period).

Section 10.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default, Agent (at the direction of the Required Lenders) may take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrowers to declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.l(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by each Borrower.

Section 10.3 Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent and the Lenders shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC) and the Loan Documents, and Agent (at the direction of the Required Lenders) may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to Borrowers’ Receivables or use (at the expense of Borrowers) such supplies or space of Borrowers at Borrowers’ places of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on Borrowers’ Receivables (in the name of Borrowers or Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b) The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to Agent the premises and facilities of each Loan Party for the purpose of Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. Agent (at the direction of the Required Lenders) may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent (at the direction of the Required Lenders) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Borrower hereby grants Agent a license to enter and occupy any of Borrowers’ leased or owned premises and facilities, without charge, to exercise any of Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.

Section 10.4 License for Use of Software and Other Intellectual Property. Borrowers hereby grant to Agent a non-exclusive, fully-paid, royalty-free license or other right to use, only upon the occurrence and during the continuance of an Event of Default and without charge, all computer software programs, data bases, processes, Trademarks, Copyrights, labels, trade secrets, Patents, advertising materials and other Intellectual Property rights, assets and materials used by Borrowers in connection with their businesses or in connection with the Collateral.

Section 10.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i) first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent;

(ii) second, to all Lender Group Expenses owing to the Lenders;

(iii) third, to all Obligations constituting interest on the Loans;

(iv) fourth, to the principal amount of outstanding Loans;

(v) fifth, to all other Obligations (other than as referred to in (vi) below);

(vi) sixth, to all outstanding Hosting Obligations; and

(vii) finally, to the Loan Parties.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.

Section 10.6 No Marshalling: Deficiencies: Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrowers shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

Section 10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of Borrowers. Borrowers also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

Section 10.8 Further Rights of Agent and the Lenders. Following the occurrence and during the continuance of an Event of Default, if Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts so paid by Agent shall be treated as a Loan hereunder and shall constitute part of the Obligations.

Section 10.9 Interest After Event of Default. Borrowers agree and acknowledge that any additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Loans and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.

Section 10.10 Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers.

Section 10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI

THE AGENT

Section 11.1 Appointment of Agent.

(a) Each Lender hereby designates BCUK as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto.

(b) Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it and the exculpatory provisions of this Article shall apply to any such sub-agent.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) prior to granting any material consent, waiver or approval hereunder, the Agent shall first consult with the Required Lenders, (ii) the Agent shall not elect to not take any material action hereunder without first consulting with the Required Lenders, (iii) the Required Lenders have the power to direct the Agent in the exercise of its powers and the performance of its duties under the Loan Documents and the Agent agrees to act in accordance with such directions of the Required Lenders; provided that in no event shall the Agent be required to comply with any such directions to the extent that the Agent reasonably believes that its compliance with such directions would be unlawful, could cause the Agent reputational harm, or for which the Agent does not reasonably believe it is adequately indemnified.

(d) The provisions of this Article are solely for the benefit of Agent and the Lenders, and, other than as set forth in Section 11.9, Borrowers shall not have any rights as third party beneficiaries of any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.

Section 11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

Section 11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter.

(b) No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrowers and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

Section 11.4 Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

Section 11.5 Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

Section 11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

Section 11.7 Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein.

The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include each of BCUK and Blockchain in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9 Successor Agent.

(a) Resignation. Agent may, upon twenty (20) Business Days’ notice to the Lenders and Borrowers, resign by giving written notice thereof to the Lenders and Borrowers.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a Lender that is not a Disqualified Institution as successor agent. If such a successor agent has not been so appointed or not accepted such appointment within fifteen (15) Business Days of the retiring Agent’s resignation notice, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent that is not a Disqualified Institution which, so long as no Event of Default then exists, shall be subject to the written approval of Borrowers, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after Borrowers’ receipt of notice of a proposed successor agent.

(c) Removal of Agent. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as Agent and, in consultation with the Borrower, appoint a successor thereto (so long as such successor is not a Disqualified Institution).

(d) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

Section 11.10 Collateral Matters.

(a) Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b) Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or other dispositions of Collateral hereunder, if any, upon receipt of the proceeds by Agent (or, if permitted hereunder, the applicable Borrower), or (iii) if the release can be and is approved by the Required Lenders. Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.

(c) Sale of Collateral. Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, Agent may act in any manner it may deem appropriate, in its sole discretion, given BCUK’s and Blockchain’s own interests in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 11.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.

Section 11.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 11.13 Erroneous Payments.

(a) If Agent determines (which determination shall be conclusive and binding, absent manifest error) that Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Lender or any Person who has received funds by or on behalf of a Lender (together with their respective successors and assigns, a “Payment Recipient”) (whether or not such transmittal was known by any such Payment Recipient) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment’’) and Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Lender shall promptly, but in no event later than two (2) Business Days after such demand, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by Agent, in same day funds (in the currency received by the Payment Recipient), together with interest thereon in respect of each day from and including the date such amount was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the Federal Funds Rate.

(b) To the extent permitted by applicable law, each of each Lender agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment (or any portion thereof) (including, without limitation, any defense based on “discharge for value” or any similar doctrine).

(c) This Section 11.13(c) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery or by electronic transmission, including email, as follows:

To Agent
[** *]
Attn: [* * *]
Email: [ * * * ]

With a copy (which shall not constitute notice) to:
[***]

Attn: [***]

Email: [ * * * ]

To Borrowers:	Griid Infrastructure LLC
2577 Duck Creek Road
Cincinnati, OH 45212

Attn: James D. Kelly III
Email: [ * * * ]

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022
Attn: Patrick B. Costello
Email: [ * * * ]

To any Lender	to its address specified in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the ‘‘return receipt requested’’ function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.2 Delays; Partial Exercise of Remedies. No delay or omission of Agent or the Required Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent or the Required Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

Section 12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of Borrowers have matured, each Lender and its Affiliates shall have the right, anytime following the occurrence and during the continuance of an Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

Section 12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) Borrowers hereby agree that Borrowers will indemnify, defend and hold harmless Agent, each Lender, and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising after the Closing Date out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) [reserved] or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by such Borrower, or any of its properties, with any Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any Owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound. This Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) In addition, Borrowers shall, upon demand, pay to each of Agent and the Lenders all Lender Group Expenses incurred by each of them.

(c) If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d) Borrowers’ obligations under Sections 4.9 and 4.10 and this 12.4 shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

Section 12.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and the Required Lenders (or by Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all Lenders, do any of the following at any time: (i) amend the definition of “Required Lenders” or “Pro Rata Share” or otherwise change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder (ii) amend this Section 12.5, (iii) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents), (iv) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents), (v) amend any of the provisions of Section 10.5, (vi) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or any fees or other amounts payable on the Loans hereunder, (vii) postpone any date on which any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder on the Loans is required to be made, or (viii) increase the amount of or maturity date of any Loan;

provided further that no amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.

Section 12.6 Nonliability of Agent and Lenders. The relationship between and among Borrowers, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor Agent undertake any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

Section 12.7 Assignments and Participations.

(a) Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b) Lender Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment, with the prior written consent (such consent not to be unreasonably withheld) of the Borrowers, provided that, (X) the Borrowers shall be deemed to have consented to an assignment of all or a portion of the Loans unless it shall object thereto by written notice to the Agent within ten (1 0) Business Days after having received notice thereof, and (Y) no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee. No such assignment shall be for less than $5,000,000 of the Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.9, 4.10 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with a copy of the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent’s Register. Agent, as non-fiduciary agent of the Borrower, shall maintain a register of the names and addresses of the Lenders and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, Agent will give prompt notice thereof to Borrowers. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent a new Note to the assignee in the amount of the applicable Loans assumed by it and to the assignor in the amount of the applicable Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. The Notes are registered obligations, the right, title and interest of the Lenders in and to the Loans and the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) reduce the principal of, or rate or amount of interest on or the Loans subject to such participation interest; or (ii) postpone any date fixed for any payment of principal of, or interest on or the Loans subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.9, Section 4.10 and Section 12.4 subject to the requirements and limitations therein, including the requirements under Section 4.10(g) (it being understood that the documentation required under Section 4.10(g) shall be delivered to the participating Lender) as if it were a Lender that acquired its interest by assignment, provided that such Participant (A) agrees to be subject to Section 2.10 and the last sentence of Section 2.9(a) as if it were a Lender and (B) shall not be entitled to receive any greater payment under Section 4.9 or Section 4.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 (c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge of Loans. In addition to the other rights provided in this Section 10.7, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or (ii) any holder of, or trustee for the benefit of the holders of, such

Lender’s Indebtedness or equity securities; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.8 Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

Section 12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrowers to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

Section 12.11 Borrowers, Jointly and Severally.

(a) Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property

(including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

Section 12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

Section 12.13 LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS

DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 12.14 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

Section 12.15 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE LOAN PARTIES AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

Section 12.16 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE

AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

Section 12.17 Non-Public Information.

(a) The Loan Parties acknowledge and agree that (i) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials,) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System; and (ii) certain of the Lenders (each a “Public Lender,) may have personnel who do not wish to receive material non-public information (“MNPI’) with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(b) The Loan Parties hereby agree that if either they, any parent company or any Subsidiary of the Loan Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Loan Parties agree that by identifying such Borrower Materials as “PUBLIC, or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Loan Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Loan Parties or Agent (including requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Loan Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Loan Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).

(c) Each of Agent and each Lender acknowledges and agrees that it may receive MNPI hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information, or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States

Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States Federal, provincial, territorial or state securities laws.

Section 12.18 Agent Titles. Each Lender, other than BCUK, that is designated (on the cover page of this Agreement or otherwise) by BCUK as an “Agent” or ‘‘Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

Section 12.19 Publicity. Agent may, with Borrower’s prior written consent (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

Section 12.20 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

Section 12.21 Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of Borrowers (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, Agent or the Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials, as provided in Section 12.19. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

Section 12.22 Patriot Act Notice. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the

Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

Section 12.23 Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

Section 12.24 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

Section 12.25 [Reserved].

Section 12.26 Right to Cure. Upon and during the continuance of an Event of Default, Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and the Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of Borrowers with Agent or the amounts thereof, such amounts to be repayable by Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

Section 12.27 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.28 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

Section 12.29 Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.30 Platform.

(a) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.31 Acknowledgment of Prior Liens and Continuation Thereof. Each Borrower (a) acknowledges and agrees that the prior grant or grants of security interests in favor of Agent, for the benefit of the Secured Parties, in its “Collateral” as defined in the Existing Credit Agreement, under each “Loan Document” as defined in the Existing Credit Agreement (the “Original Loan Documents”), and each Loan Document to which it is a party shall be in respect of the Obligations of such Loan Party under this Agreement and the other Loan Documents; (b) reaffirms all prior or concurrent grants of security interests in favor of Agent, for the benefit of the Secured Parties, under each Original Loan Document and each Loan Document; and (c) agrees that, except as expressly amended hereby or unless being amended and restated or terminated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect.

Section 12.32 No Novation. This Agreement does not extinguish the “Obligations” as defined in the Existing Credit Agreement or discharge or release such Obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the “Obligations” as defined in the Existing Credit Agreement, or the other Original Loan Documents, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party from any of its “Obligations” as defined in the Existing Credit Agreement under the Original Loan Documents. Each Loan Party hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is hereby ratified and confirmed in all respects (other than any representations or warranties made as of a specific date) except that on and after the Closing Date, all references in any such Original Loan Document to ‘‘the Credit Agreement,” ‘‘thereto,” ‘‘thereof,’’ ‘‘thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any of Agent, the Lenders or the

Secured Parties or to grant to any of Agent, the Lenders or the Secured Parties a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of the Borrower, as the case may be, from time to time existing in respect of the Existing Credit Agreement, or the Original Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

Section 12.33 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC’’), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 12.33, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.34 Digital Currency Losses. Notwithstanding anything to the contrary herein, Borrower and Blockchain shall each be responsible for any actual losses of Digital Currency from Digital Currency wallet accounts maintained on such Person’s platform, respectively, resulting from any action or inaction by a Person that is not the owner, or an Affiliate thereof, of such Digital Currency (any such losses, a “Specified Loss Amount”). Any such Specified Loss Amount shall be valued as of the date such Digital Currency was stolen and Blockchain’s Pro Rata Share thereof shall be off-set against the Obligations on the Termination Date, without premium or penalty.

Section 12.35 Acknowledgements.

(a)

Waivers under Existing Credit Agreement. To the extent any Default or Event of Default under and each as defined in the Existing Credit Agreement exists immediately prior to the effectiveness of this Agreement on the Closing Date, each such Default or Event of Default is hereby waived by the Agent and Lenders in all respects and shall not continue as a Default or Event of Default hereunder.

(b)

Outstanding Obligations. Other than amounts continued as the Loan hereunder, the Loan Parties have no further Obligations under and as defined in the Existing Loan Agreement and the other Loan Documents (as defined therein). For the avoidance of doubt, all “Obligations” as defined in the Existing Loan Agreement (other than the Loan) including, without limitation, fees and expenses, prepayment premiums, make-whole amounts, default interest, and other amounts, are hereby waived and released by the Agent and Lenders and their respective Affiliates, as applicable, and shall be of no further force and effect.

(c)

Release of Initial Holdings under Existing Credit Agreement. For the avoidance of doubt, the parties hereby acknowledge and agree that each of the Initial Holdings Guaranty and the Initial Holdings Pledge Agreement (each as defined in the Existing Credit Agreement) has been released and shall be of no further force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWERS

GRIID INFRASTRUCTURE LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and Manager

AVA DATA LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

DATA BLACK RIVER LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

GIB COMPUTE LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and Manager

JACKSON DATA LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

RED DOG TECHNOLOGIES LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and Manager

UNION DATA DINER LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and Manager

BADIN DATA LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

TULLAHOMA DATA LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

RUTLEDGE DEVELOPMENT & DEPLOYMENT LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

LAFOLLETTE DATA LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

HOLDINGS

GRIID HOLDCO LLC

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: Chief Executive Officer and President

LENDER

BLOCKCHAIN ACCESS UK LIMITED

By:	/s/ Nicolas Cary
Name: Nicolas Cary
Title: Director

[Signature Page to the Fourth Amended and Restated Credit Agreement]

AGENT

BLOCKCHAIN ACCESS UK LIMITED

By:	/s/ Nicolas Cary
Name: Nicolas Cary
Title: Director

[Signature Page to the Fourth Amended and Restated Credit Agreement]

Schedule 6.1 (Jurisdictions; Tax ID Numbers and Organizational ID Numbers)

Entity	Jurisdiction of Organization	Jurisdictions qualified to do business as a foreign entity	Employer Identification Number
Griid Holdco LLC	Delaware	None	[***]

Griid Infrastructure LLC	Delaware	Ohio	[***]

Griid Holdings LLC	Delaware	None	[***]

Ava Data LLC	Delaware	Tennessee	[***]

Data Black River LLC	Delaware	None	[***]

GIB Compute LLC	Delaware	Ohio	[***]

Jackson Data LLC	Delaware	Tennessee	[***]

Badin Data LLC	Delaware	None	[***]

Tullahoma Data LLC	Delaware	None	[***]

Rutledge Development & Deployment LLC	Delaware	Tennessee	[***]

Red Dog Technologies LLC	Delaware	Tennessee	[***]

Union Data Diner LLC	Delaware	Tennessee	[***]

LaFollette Data LLC	Delaware	Tennessee	[***]

Schedule 6.2 (Locations of Collateral, Real Property and Processor Locations)

Loan Party	Location of Real Property	Owned or Leased	Location of Inventory
GIB Compute LLC	Bewley Warehouse #1, 603 Tusculum Boulevard, Greeneville, TN 37745	Leased	Bewley Warehouse #1, 603 Tusculum Boulevard, Greeneville, TN 37745

GIB Compute LLC	2577 Duck Creek Road, Cincinnati, OH 45212	Leased	2577 Duck Creek Road, Cincinnati, OH 45212

GIB Compute LLC	2722 Erie Ave, Cincinnati, OH 45208	Leased	2722 Erie Ave, Cincinnati, OH 45208

Griid Infrastructure LLC	156 Hickory Valley Road, Maynardville TN 37807	Leased	156 Hickory Valley Road, Maynardville TN 37807

Griid Infrastructure LLC	102 Luttrell Road Maynardville, TN 37807	Leased	102 Luttrell Road Maynardville, TN 37807

Ava Data LLC	14300 Hickory Road Lenoir City, TN 37771	Leased	14300 Hickory Road Lenoir City, TN 37771

Red Dog Technologies LLC	1547 Bailey Bridge Road, Limestone, TN 37681	Leased	1547 Bailey Bridge Road, Limestone, TN 37681

Rutledge Development & Deployment LLC	600 Bryan Road, Rutledge, TN 37861	Leased	600 Bryan Road, Rutledge, TN 37861

Union Data Diner LLC	102 Luttrell Road, Maynardville, TN 37807	Owned	102 Luttrell Road, Maynardville, TN 37807

Jackson Data LLC	2382 North Parkway E, Jackson, TN 38301	Owned	2382 North Parkway E, Jackson, TN 38301

Schedule 6.6 (Consents and Authorizations)

None.

Schedule 6.7 (Ownership; Subsidiaries)

Loan Party	Jurisdiction of Organization	Jurisdictions qualified to do business as a foreign entity	Employer Identification Number	Person owning Equity Interests in such Loan Party	Number of Equity Interests owned by such Person
Griid Holdco LLC	Delaware	None	[***]	See table below	See table below

Griid Infrastructure LLC	Delaware	Ohio	[***]	Griid Holdco LLC	100%

Griid Holdings LLC	Delaware	None	[***]	James D. Kelly III	100%

Ava Data LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

Data Black River LLC	Delaware	None	[***]	Griid Infrastructure LLC	100%

GIB Compute LLC	Delaware	Ohio	[***]	Griid Infrastructure LLC	100%

Jackson Data LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

Badin Data LLC	Delaware	None	[***]	Griid Infrastructure LLC	100%

Tullahoma Data LLC	Delaware	None	[***]	Griid Infrastructure LLC	100%

Rutledge Development & Deployment LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

Red Dog Technologies LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

Union Data Diner LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

LaFollette Data LLC	Delaware	Tennessee	[***]	Griid Infrastructure LLC	100%

Persons Owning Equity Interests of Griid Holdco LLC as of the date of the Fourth Amended and Restated Credit Agreement (immediately following issuance of the Supplemental Warrant):

Class	Member	Ownership (%)	Units
A	Kavan Hoff	[***]	[***]
A	Jeff Schrand	[***]	[***]
A	Kevin Lee	[***]	[***]
A	Ryan Crump	[***]	[***]
A	Andrew Slepitza	[***]	[***]
A	John N Frey Jr	[***]	[***]
A	Karl J Grafe	[***]	[***]
A	Stephen F Frey	[***]	[***]
A	Andrew Hage	[***]	[***]
A	BrownCrypto LLC	[***]	[***]
A	MyCoins LLC	[***]	[***]
A	Jeanne H Brain Trust	[***]	[***]
A	CoCarl Partners, LLC	[***]	[***]
A	EMGM LLC	[***]	[***]
A	Cheddar Capital LLC	[***]	[***]

A	Sockets and Dockets LLC	[***]	[***]
A	Sutter’s Mill LLC	[***]	[***]
A	NTx2 LLC	[***]	[***]
A	KC Gordon Family Investments LLC	[***]	[***]
A	Queen City Choice LLC	[***]	[***]
B	Griid Holdings LLC	[***]	[***]
B	Glamdring Holdings LLC	[***]	[***]
B	Thomas Griffin Cotter	[***]	[***]
B	Zachary Drake	[***]	[***]
B	Kesha Ventures	[***]	[***]
B	Blockchain (warrants)	[***]	[***]
C	Christopher Silva	[***]	[***]
C	Harry Sudock	[***]	[***]
C	Wesley Ward	[***]	[***]
C	Mike Hamilton	[***]	[***]
C	Ed Medford	[***]	[***]
C	Chad Hansel	[***]	[***]
C	Al Wallander	[***]	[***]
C	Dwaine Alleyne	[***]	[***]
C	Jerry King	[***]	[***]
C	Ron Hurle	[***]	[***]
C	Phil Hicks	[***]	[***]
C	Todd Napier	[***]	[***]
C	Tyler Jackson	[***]	[***]
C	Ray Barham	[***]	[***]

C	Karl Rodger Davis Jr	[***]	[***]
C	Michael Nov	[***]	[***]
C	Thomas J Zaccagnino	[***]	[***]
C	Deucalion Partners	[***]	[***]
C	Unallocated	[***]	[***]

	Total	100%	13,777,778

Schedule 6.16 (Judgments; Litigation)

1. Carolyn Broyles and Quality Properties, GP v. Red Dog Technologies LLC (Civil Action No. 40988), filed in the Circuit Court for Washington County at Jonesborough, Tennessee on August 13, 2021.

2. Washington County, Tennessee v. Johnson City Energy Authority d/b/a BrightRidge and Red Dog Technologies LLC (Civil Action No. 21-CV-0664), filed in the Chancery Court for Washington County at Jonesborough, Tennessee on November 15, 2021.

Schedule 6.23 (Intellectual Property)

Company Registered Intellectual Property	Record Owner	Jurisdiction	Issuance, registration, or application date	Issuance, registration, or application number
G GRIID (Service Mark)	Griid Infrastructure LLC	United States	09/07/2021	Serial Number: 97014206

GRIID (Service Mark)	Griid Infrastructure LLC	United States	09/07/2021	Serial Number: 97014209

Schedule 8.1(b) (Existing Indebtedness)

1.	Standby Letter of Credit, dated July 12, 2021, issued by Signature Bank to Griid Infrastructure LLC for the benefit of Arch Insurance Company in an aggregate amount not to exceed $322,500.

2.	Promissory Note dated September 2, 2022 issued by Dwaine Alleyne to Griid Infrastructure LLC in the aggregate amount of $250,000.

3.	Promissory Note dated September 15, 2022 issued by Endeavor Blockchain, LLC to Griid Infrastructure LLC in the aggregate amount of $2,000,000

Schedule 8.2 (Contingent Obligations)

None.

Schedule 8.8 (Existing Liens)

1.

Collateralized cash account in the amount of $322,500 maintained at Signature Bank, Account No. [***], securing the Standby Letter of Credit, dated July 12, 2021, issued by Signature Bank to Griid Infrastructure LLC for the benefit of Arch Insurance Company.

Schedule 8.10 (Existing Investments)

None.

Schedule 8.23 (Affiliate Transactions)

None.

EXHIBITS

TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

among

GRIID INFRASTRUCTURE LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY THERETO,

and

BLOCKCHAIN ACCESS UK LIMITED,

as Agent

Dated as of October 9, 2022

Exhibits

Exhibit A	–	Term Loan Note

Exhibit B	–	[Reserved]

Exhibit C	–	[Reserved]

Exhibit D	–	[Reserved]

Exhibit E	–	Compliance Certificate

Exhibit F-1	–	Assignment and Acceptance

Exhibit F-2	–	Form of Joinder

Exhibits G-1 to G-4	–	U.S. Tax Compliance Certificates

EXHIBIT A

TERM LOAN NOTE

$	New York, New York , 202

FOR VALUE RECEIVED, the undersigned GRIID INFRASTRUCTURE LLC, a Delaware limited liability company, and together with each Person who becomes party to the Credit Agreement as a Borrower (individually and collectively and jointly and severally, the “Borrowers” and each individually, a “Borrower”), hereby unconditionally promise to pay to [                    ] (the “Lender”), on the Termination Date, at the Lender’s office set forth in the Credit Agreement defined below or at such other location as the Lender may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount equal to the lesser of (a) [                    ] MILLION DOLLARS ($[        ]) and (b) the aggregate unpaid principal amount of Loans made to the Borrowers by such Lender under Section 2.1(a) of the Credit Agreement. The Borrowers further promise to pay interest in like money and funds to the Lender, for the account of the Lender, at the aforementioned address (or at such other location as the Lender may from time to time designate) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), by and among (i) Borrowers, (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) Blockchain Access UK Limited, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”). (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is a “Note” referred to in the Credit Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Credit Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence and during the continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Credit Agreement.

Each Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Credit Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

In the event of any conflict between the terms hereof and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

Each Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Credit Agreement. The Borrowers shall make all payments hereunder and under the Credit Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

EACH BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACTS OR OMISSIONS OF THE BORROWERS, ANY LENDER, THE AGENT OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

[Signature Page Follows]

WITNESS the hand of the Borrowers as of the date first above written.

GRIID INFRASTRUCTURE LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

EXHIBIT B

[RESERVED]

EXHIBIT C

[RESERVED]

EXHIBIT D

[RESERVED]

EXHIBIT E

COMPLIANCE CERTIFICATE

Date:             , 202

To: [        ][        ]

Re:     Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company, and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned [is][are] the chief financial officer[s] of each of the Loan Parties and in such capacity hereby [certify][certifies] to the Agent on behalf of each of the Loan Parties (and not in their individual capacity) as follows in accordance with Section 7.11(d) of the Credit Agreement:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.     Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.11(a) of the Credit Agreement for the fiscal year of the Loan Parties and their Subsidiaries ended as of December 31, 202  , together with the Auditors’ opinion required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.     Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.11(c) of the Credit Agreement for the fiscal quarter of the Loan Parties and their Subsidiaries ended as of             , 202  .]

Such financial statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject only to normal year-end audit adjustments).

2.     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under their supervision, detailed review of the transactions and condition (financial or otherwise) of the Loan Parties and their Subsidiaries during the accounting period covered by the attached financial statements.

3.     A review of the activities of the Loan Parties and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, as of the date hereof, no Default or Event of Default has occurred and is continuing.]

[or:]

[the following is a list of each such Default or Event of Default and its nature and status:] [DESCRIBE]

4.     Attached as Exhibit A hereto [is][ are] updated [copy][ copies] of Schedule 6.2 [and Schedule 6.7]1 to the Credit Agreement revised to include all information required to be provided therein. Each such Schedule shall be attached to the Credit Agreement and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import in any provision of the Credit Agreement relating to any of the information amended by such Schedule hereby, shall be deemed to refer to the date hereof.

5.     The representations and warranties of the Borrowers contained in the Credit Agreement and each other Loan Documents are true and correct in all material respects in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the date hereof (except to the extent that such representation and warranties expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date)[.][,]

[Use the following paragraph to the extent any representation or warranty is not true and correct in all material respects:]

[with the exception of the following, which is a list of each such representations or warranties that is not true and correct in all material respects and its nature and status:] [DESCRIBE]

[Signature Page Follows]

[1]	To be updated with the delivery of fiscal year-end financial statements

IN WITNESS WHEREOF, the undersigned has executed this instrument in their official capacity as described below, and not individually, as of the date first above written.

GRIID INFRASTRUCTURE LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

EXHIBIT F-1

ASSIGNMENT AND ACCEPTANCE

(attached)

ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.     In accordance with the terms and conditions of Section 12.7 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee without recourse, representation or warranty (except as set forth in Section 2 or Section 9 hereof), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Settlement Date (as defined below) to the extent specified on Annex I.

2.     The Assignor (a) represents and warrants that as of the date hereof (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any Guarantor or the performance or observance by Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Loans assigned hereunder, as reflected on Assignor’s books and records; and (e) represents and warrants that the outstanding principal amount of its commitment is equal to or in excess of the assigned Commitments or Loans (without giving effect to assignments thereof which have not yet become effective).

3.     The Assignee (a) represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties, the Collateral, the Obligations and all aspects of the transactions evidenced by or referred to in the Credit Agreement and the other Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Assignment Agreement) of the Assignor in connection with the assignment made under this Assignment Agreement; (b) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (d) confirms that it is an Eligible

Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4.     Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee and, except in the case of an assignment by a Lender to an Affiliate of such Lender, delivery hereof to the Agent, (b) except in the case of an assignment by a Lender to an Affiliate of such Lender, the receipt of any required consent of the Agent, and (c) the date specified in Annex I.

5.     As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, shall be a “Lender” and shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights (except as set forth in Section 12.7(b)) and be released from its obligations under the Credit Agreement and the other Loan Documents (and if this Assignment covers all or the remaining portion of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, Assignor shall cease to be a party thereto), provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Sections 4.9, 4.10 and 12.4 of the Credit Agreement.

6.     Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.     This Assignment Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Assignment Agreement. Delivery of an executed counterpart of this Assignment Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Assignment Agreement. Any party delivering an executed counterpart of this Assignment Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Assignment Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Assignment Agreement.

8.     THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION, SERVICE OF PROCESS AND JURY TRIAL SET FORTH IN SECTIONS 12.14 THROUGH 12.16 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9.     Each of the Assignor and the Assignee represents and warrants that it has full power and authority to enter into this Assignment Agreement and to perform its obligations under this Assignment Agreement in accordance with the provisions of this Assignment Agreement, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

10.     Each of the Assignor and the Assignee represents and warrants that the making and performance by it of this Assignment Agreement do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it.

11.     Each of the Assignor and the Assignee represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Assignment Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Assignment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF 202

BLOCKCHAIN ACCESS UK LIMITED, as Agent

By
Name:
Title:

[Consented to:

GRIID INFRASTRUCTURE LLC, a Delaware limited liability company, as Borrower

By
Name:
Title:][2]

[2]	To be included only if the consent of the Borrower(s) is required by Section 12.7 (b) of the Credit Agreement.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.

Borrowers: GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2.

2.	Name and Date of Credit Agreement:

Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”).

3.	Date of Assignment Agreement:

4.	Assigned Amounts:[3]

a.	Assigned Amount of Loans $

5.	Settlement Date:

6.	Purchase Price $

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

[3]	Assignments of Loans shall be pro rata unless otherwise agreed by Agent.

EXHIBIT F-2

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), is entered into as of             , 202    , by and among                     , a                      (“New Borrower”), and BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) the Agent, the Agent and the Lenders have agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1.     Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a “Borrower” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Article VI of the Credit Agreement are true, correct and complete as they relate to New Borrower as of the date this

Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

2.     Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedule 6.2 and Schedule 6.74 to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby shall be deemed to refer to the date of this Agreement.

3.     Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:

(a)     It (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is made a party.

(b)     The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) contravene any of the Governing Documents of New Borrower, (B) contravene any Requirement of Law, (C) contravene any Material Contract, except as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (D) result in the imposition of any Liens upon any of its properties except for Permitted Liens. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filing of the Patent Security Agreements, Trademark Security Agreements, and Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, (iv) filings or other actions listed on Schedule 6.6, and (v) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

[4]	Include any additional Schedules to be updated as well.

(c)     This Agreement and each Loan Document to which New Borrower is a party is the legal, valid and binding obligation of New Borrower, enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)     Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the date such Loan is made, as though made on and of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case they shall have been true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) as of such earlier date).

4.     Additional Requirements.5 Concurrent with the execution and delivery of this Agreement (or such later date as Agent may agree to), Agent shall have received the following, each in form and substance satisfactory to Agent:

(a)     [a Joinder No.      to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent (“Joinder No.     ”), together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;]

(b)     [a Pledged Interests Addendum by                     , a                     , dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by                     , together with the original stock certificates, if any, representing all of the Equity Interests of New Borrower held by                     , accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;]

(c)     [appropriate financing statement to be filed in the office of the                      Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower;]

(d)     [a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s [Board of Directors][Managers][General Partner] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;]

[5]	Items (a) – (i) to be included as applicable.

(e)     [a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;]

(f)     [copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and]

(g)     [evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 7.6 of the Credit Agreement;]

(h)     [a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and]

(i)     [Such other agreements, instruments, approvals or other documents requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.]

5.     Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

6.     Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 12.1 of the Credit Agreement.

7.     Governing Law, Submission to Jurisdiction, Jury Trial Waiver. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 12.14 – 12.16 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.     Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.

9.     Effect on Loan Documents.

(a)     Except as contemplated to be supplemented hereby, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)     Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Obligor” or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and (b) each reference in the Credit Agreement, the Fee Letter, or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, ‘‘thereunder”, ‘‘therein”, ‘‘thereof”, or words of like import referring to the Credit Agreement, the Fee Letter, or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

10.     Miscellaneous

(a)     This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)     Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)     Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Agent, any Lender, or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)     The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)     This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its Responsible Officer as of the day and year first above written.

NEW BORROWER:	,
a

By:
Name:
Title:

AGENT:	BLOCKCHAIN ACCESS UK LIMITED

By:
Name:
Title:

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

(attached)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”).

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 202[    ]

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

(attached)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”).

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881( c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 202[    ]

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

(attached)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”).

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 202[    ]

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

(attached)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among (i) GRIID INFRASTRUCTURE LLC, a Delaware limited liability company and those additional Persons that are joined as a party thereto as borrowers by executing the form of Joinder attached thereto as Exhibit F-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”) and (iii) BLOCKCHAIN ACCESS UK LIMITED, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, therein called the “Agent”).

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 202[  ]